Exhibit 10.13
GAS SALES AND PURCHASE CONTRACT
between
RIM OFFSHORE, INC.
“Producer”
and
WESTERN GAS RESOURCES, INC.
“Processor”
Dated: April 12, 1995
Hilight Complex
Campbell County, Wyoming

ARTICLE		PAGE
I	DEFINITIONS	3
II	COMMITMENTS	5
III	DELIVERY DATE AND FACILITIES	5
IV	DELIVERY POINT AND PRESSURE	5
V	QUALITY	5
VI	RESERVATIONS OF PRODUCER	6
VII	RIGHT OF WAY	6
VIII	METERS AND COMPUTATIONS OF VOLUMES	7
IX	DETERMINATION OF COMPOSITION	8
X	ALLOCATION OF LIQUID PRODUCTS AND RESIDUE GAS	8
XI	PRICE	9
XII	DRIP	11
XIII	TITLE	11
XIV	ROYALTY AND TAXES	12
XV	FORCE MAJEURE	12
XVI	UNPROFITABLE GAS	12
XVII	MAXIMUM QUANTITIES	13
XVIII	INDEMNITY	13
XIX	RULES AND REGULATIONS	13
XX	TERM	13
XXI	ASSIGNMENT	13
XXII	UNIFORM DELIVERIES	14
XXIII	NOTICES	14
XXIV	BILLING AND PAYMENT	14
XXV	PRODUCER’S REPRESENTATIVE	15
XXVI	NON-WAIVER	15
XXVII	MERGER	16

GAS SALES AND PURCHASE CONTRACT
     THIS CONTRACT, made and entered into as of the 12th day of April, 1995 and to be effective the 1st day of April, 1995, by and between RIM OFFSHORE INC., Inverness Drive East, Englewood, Colorado 80112, for itself and as agent for MORSE ACQUISITION LIMITED LIABILITY COMPANY and PASEO RESOURCES LIMITED LIABILITY COMPANY, all successors in interest to GLG ENERGY, L.P. and hereinafter referred to as “Producer”, and WESTERN GAS RESOURCES, INC., 12200 N. Pecos Street, Denver, Colorado 80234, hereinafter referred to as “Processor.”
     In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
     The following terms and expressions herein used are defined as follows:
     1) “Leases” and/or “Lands,” shall mean the lands described on Exhibit “A” and the oil and gas leases to which they are subject.
     2) “Well” or “Wells” shall mean any oil or Gas Well(s) and the acreage and Gas reserves attributable thereto which are assigned to such Well(s) pursuant to the regulations of a duly constituted governmental authority having jurisdiction, or, if no such regulations are established, then Well(s) shall mean any oil or Gas Well and the acreage and gas reserves attributable thereto which can reasonably be drawn by such Well(s) pursuant to established spacing practices in the field where such Well(s) are drilled.
     3) “Gas” or “gas” shall mean all hydrocarbon and non-hydrocarbon substances in a sour phase as produced, whether produced from the same strata from which oil is produced or produced from gas wells, as well as gas vaporized from oil production.
     4) “Gas Plant” or “Plant” shall mean all tanks, equipment, pipe, valves, and material of any kind, owned or controlled by Processor, including appropriate storage, shipping, dehydration, gas and sulfur recovery facilities, if any, and delivery facilities for Plant Products; all structures located, or to be located, on the site(s) at which the compressing and processing facilities of Processor are located; all easements pertaining to the site(s) and operation of those facilities; and any and all other facilities located, or to be located, on or away from the site(s) deemed by Processor to be necessary for its performance under this Contract, and any related gas gathering system, are also included within this definition.
     5) “Plant Products” shall mean anyone or all of commercial propane, commercial butanes and natural gasoline, individually or as a mixture, liquid or solid sulfur, and any other products recovered from gas in Processor’s Plant.
     6) “Residue Gas” shall mean that portion of the gas which remains after shrinkage due to (i) recovery of liquid Plant Products, (ii) Plant fuel requirements, (iii) normal and unaccounted for losses in Plant operations and (iv) acid gas (H2S) and CO2 removal.
     7) “Cubic Foot of “ means the volume of gas contained in one cubic foot of space at a standard pressure base of 14.73 pounds per square inch absolute and a standard temperature base of sixty degrees Fahrenheit (60°F).
     8) “MCF” shall mean “Cubic Foot of Gas multiplied by on thousand (1,000). “MMCF” shall mean “Cubic Foot of Gas” multiplied by one million (1,000,000).
     9) “Accounting Period” shall mean a calendar month commencing at 8: 00 a.m., local time, on the first day of one calendar month and ending at 8:00 a.m., local time on the first day of the following calendar month.
     10) “Gas Heating Value” shall mean the product of the gross heat of combustion in (BTU’s) per cubic foot multiplied by the total cubic feet of gas delivered during an Accounting Period. For purposes of determining Gas Heating Value, hydrogen sulfide (H2S) is deemed to have no heating value.
     11) “Product Heating Value” shall mean the product of the gross heat of combustion per gallon multiplied by the total gallons of the product stream in an Accounting Period. Numerical values for gross heat per gallon shall be those published in the Standard Table of Physical Constants of Paraffin Hydrocarbons in GPA Publication 2145 as revised from time to time by the GPA.
     12) “BTU” shall mean British Thermal Unit, and the BTU content of one cubic foot of gas under “standard conditions” is the number of BTU’s produced by the complete combustion of the gas, at constant pressure with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by such combustion is condensed to a liquid state. The II standard conditions” are gas saturated with water vapor at sixty degrees Fahrenheit (60°F) under a pressure equivalent to thirty (30) inches of mercury at thirty-two degrees Fahrenheit (32°F) under standard gravitational force (980.665 centimeters per second per second). “MMBTU” shall mean “BTU” multiplied by one million (1,000,000).
     13) “GPM” of a particular liquid Plant Product shall mean the gallons of that liquid Plant Product contained in one MCF.
     14) “Producing Unit” shall mean the Central Hilight Unit, the Grady Unit, the Jayson Unit or the South Hilight Unit as such units are established by the Department of Conservation for the State of Wyoming.
     15) “Return Volume” shall mean that portion of Residue Gas, up to 100%, attributable to sales points within a specific Producing Unit that is returned to that Producing Unit for use therein free of any cost.

ARTICLE II
COMMITMENTS
     Subject to the conditions of this Contract / Producer hereby commits, sells/ ,and agrees to deliver to Processor; and Processor agrees to purchase and receive from Producer, all gas produced from the wells and formations described on Exhibit “A” attributable to interest now owned or hereafter acquired by Producer unless subject to prior commitments. Prior to delivery hereunder, Producer shall not process the gas for recovery of liquifiable hydrocarbons other than by utilization of conventional wellhead gas-liquid separation equipment.
     This Gas Sales and Purchase Contract may be amended at any time, and from time to time, with the agreement and consent of the parties hereto, to include and cover additional wells which Producer may drill or acquire an interest in.
ARTICLE III
DELIVERY DATE AND FACILITIES
     Delivery and receipt of gas shall begin upon completion of facilities required to be installed for those purposes. After commencement of taking of gas hereunder, Processor’s obligation to pay for it shall be computed as provided herein.
ARTICLE IV
DELIVERY POINT AND PRESSURE
     1) Processor will install and operate gathering lines to receive gas at Producer’s Leases. The Delivery Point shall be at vapor tight flow tanks and/or the gas outlet of mechanical oil-gas separators furnished by Producer and/or at the casingheads of the well(s) covered by this Contract. Processor may, with Producer’s consent, install equipment acceptable to Producer on Producer’s storage tanks to recover hydrocarbon vapors therefrom.
     2) Producer shall deliver gas to Processor at the Delivery Point against the operating gathering line pressures in Processor’s gathering line as they, from time to time, exist; provided, Processor shall not operate its gathering line at the Delivery Point at a pressure exceeding 50 psig; and further provided, Producer shall not operate its treater pressure in excess of 5 psig above Processor’s gathering line pressure.
     3) Title to all gas shall pass from Producer to Processor at the Delivery Point. Processor shall be solely liable and responsible for the gas from and after the Delivery Point.
ARTICLE V
QUALITY
     Processor may, but shall not be obligated to, accept any gas that:

          (a) is not commercially free from dust, gum, gum-forming constituents, condensate, free water, diluents, and other liquids and solids which may become separated from the gas;
          (b) contains oxygen in excess of ten (10) ppm (parts per million) by volume, and Producer shall make every effort to keep gas free from oxygen;
          (c) contains more than one-fourth (1/4) grain of hydrogen sulfide per one hundred (100) Cubic Feet of Gas;
          (d) contains more than twenty (20) grains of total sulphur, including sulphur in hydrogen sulfide and mercaptans per one hundred (100) Cubic Feet of Gas;
          (e) contains total inerts, including but not limited to nitrogen and carbon dioxide, in excess of five percent (5%) by volume;
          (f) has a temperature in excess of one hundred twenty Fahrenheit (120ºF) or twenty degrees Fahrenheit (20ºF) above ambient temperature.
ARTICLE VI
RESERVATIONS OF PRODUCER
     1) Producer reserves the right to withhold from delivery any gas as the lessee is required to deliver to its lessors under the terms of the Lease(s) subject to this Contract.
     2) Producer may, at any time, without liability to Processor or to Producer, clean out, deepen, shut-in, or abandon any well(s) on Producer’s Leases, or may use any efficient, modern or improved method for the production of gas; provided however, that before any well(s) are taken out of service for any reason, Producer agrees to first shut-off the well(s) connection with Processor’s gas gathering lines.
     3) Producer reserves the right to pool, combine and unitize Leases hereunder with other properties and alter the pooling combination or units; in which event, this Contract will cover Producer’s allocated interest in the unitized production insofar as that interest is attributable to the Leases covered by this Contract.
     4) Producer reserves the right to the Return Volume attributable to each Producing Unit for use within the Producing Unit.
ARTICLE VII
RIGHT OF WAY
     To the extent Producer’s Lease(s) permits, Processor is granted the right to lay and maintain lines and to install any equipment on the Lease and shall have the right to free entry for purposes incidental to Processor’s operations so long as those purposes do not interfere with Lease operations or the rights of owners in fee. All line and other equipment placed by Processor on the Lands shall remain the property of the Processor and may be removed by Processor at any time.
ARTICLE VIII
METERS AND COMPUTATIONS OF VOLUMES
     1) All gas delivered hereunder shall be measured by a suitable orifice meter or meters of standard make, or by other facilities or methods accepted as accurate by the industry, or as mutually agreed to by both Producer and Processor, to be furnished, installed, operated and kept in repair by Processor at each Delivery Point. Processor shall, in addition, pay for all tests provided for in this ARTICLE VIII, unless otherwise stated. However, Producer may, at its expense, install and operate meters to check Processor’s meter provided that the check meter installation in no way interferes with the proper operation of Processor’s meter. The computation of all gas volumes measured by orifice meters shall be based on the latest basic flange tap orifice factors published by the American Gas Association corrected to a base pressure of 14.73 pounds per square inch absolute and to a base temperature of sixty degrees Fahrenheit (60°F), using either an assumed atmospheric pressure of 12.7 pounds per square inch absolute (regardless of actual atmospheric pressure at which the gas is measured), or actual atmospheric pressure depending on the type of measurement that Processor utilizes. No correction shall be made for any variation of the flowing temperature from the base temperature. The Reynold’s Number Factor and the Expansion Factor shall be one.
     2) The specific gravity of the gas shall be determined by spot tests analyzed by gas chromatography, or by other methods as shall be agreed upon. The specific gravity shall be determined at least once each six (6) months, or as often as either party requests, provided that tests more frequent than once every six (6) months shall be paid for by the party requesting the test. The results obtained from each test shall be the specific gravity of the gas delivered until the next test is made.
     3) At least once each six (6) months, Processor shall verify the accuracy of its measuring equipment. If either party shall notify the other that it desires a special test on any measuring equipment, the parties shall cooperate to secure a prompt verification of the accuracy of the equipment. Processor shall give Producer notice of the time of all tests of meters reasonably in advance of, but in no event less than ten (10) days prior to the conduct of such test in order that the Producer may conveniently have its representative present. Cost of special tests shall be borne by the party requesting them if measuring equipment is found to be registering accurately. In the event a meter is out of service or in the event that either Processor or Producer finds that a meter is registering inaccurately, the volume of gas delivered hereunder shall be estimated by the first of the following methods which is feasible:
a.	Using the registration of any check meter or meters if installed and accurately registering, or

b.	By correcting the error if the percentage of error can be accurately ascertained by calibration or mathematical computation, or

c.	Determining the volume of gas delivered during any such period when meter is out of service or registering inaccurately by multiplying the number of barrels of oil produced ruing such period from the wells from which gas is delivered through the meter by the average volume of gas delivered hereunder per barrel of oil produced during the ninety (90) day period to the last test of the meter reflecting accurate measurement.
     4) If, upon rest, any measuring equipment is found to be in error of more than two percent (2%), then the equipment shall be adjusted to record correctly, and any previous recordings of that equipment shall be corrected to zero error for any period which is known definitely or agreed upon or, if the period is not definitely known, the correction shall be for a period extending over one-half of the time elapsed since the last preceding test. The meter or meters shall be open to inspection at all times by Producer in the presence of Processor. Processor shall preserve for a period of two (2) years all test data, charts and other similar records for auditing. Thereafter same shall conclusively be deemed to be true and correct. If requested, Processor shall send the meter charts to Producer for inspection, after which they shall be returned to Processor within sixty (60) days following receipt by Producer.
ARTICLE IX
DETERMINATION OF COMPOSITION
     Representative determinations for acid gases and propane and heavier hydrocarbon content shall be determined by Processor by gas chromatography, or other industry accepted methods for determining the composition of the gas, including acid gas content, at least once every six (6) months, or as often as either party to the Contract requests; provided, that tests more frequent than once every six (6) months shall be paid for by the party requesting same. These tests and measurements shall be the basis for determining the price for gas purchased.
ARTICLE X
ALLOCATION OF LIQUID PRODUCTS AND RESIDUE GAS
     1) That portion of each liquid Plant Product produced at Processor’s Plant which is attributable to each Delivery Point shall be determined by multiplying the total Plant production of that Plant Product by a fraction, the numerator of which is the theoretical gallons of the Plant Product in Producer’s gas at the Delivery Point and the denominator of which is the theoretical gallons of the Plant Product attributable to all points delivering gas to Processor.
     2) Theoretical gallons of the Plant Product attributable to each Delivery Point shall be computed by multiplying Producer’s gas volume delivered into Processor’s gathering system at each Delivery Point by the applicable content (GPM) for that meter location for the Accounting Period. The theoretical gallons of that Plant Product attributable to all gas processed in the Plant shall be the summation of the theoretical gallons of those Plant Products attributable to all delivery points.
     3) That portion of Residue Gas Heating Value at Processor’s Plant which is attributable to each of Producer’s Delivery Points shall be determined by multiplying the total

Gas Heating Value of Residue Gas delivered by Processor at the outlet of Processor’s plant by a fraction, the numerator of which shall be the Gas Heating Value delivered to Processor’s gathering system at each Delivery. Point, less that Delivery Point’s share of the Product Heating Value of Plant Products allocated to the Delivery Point, Plant fuel Gas Heating Value, and field compression fuel Gas Heating Value, and the denominator of which shall be the total of all Gas Heating Value delivered at all points delivering gas to Processor, less the total Product Heating Value of all Plant Products, Plant fuel Gas Heating Value and field compression fuel Gas Heating Value attributable to all points delivering gas to Processor.
     4) That portion of Plant fuel Gas Heating Value attributable to each Producer’s Delivery Point shall be determined by multiplying the total Plant fuel Gas Heating Value by a fraction, the numerator of which is the amount of liquid products allocated to each Delivery Point, and the denominator of which is the total amount of liquid products from all points delivering gas to Processor.
     5) That portion of field compressor fuel Gas Heating Value attributable to each Delivery Point utilizing the field compressor shall be determined, for each field compressor, by multiplying the total field compressor fuel Gas Heating Value, for that field compressor, by a fraction, the numerator of which is the Producer’s gas volume delivered at each Delivery Point utilizing that field compressor and the denominator of which is the total volume of gas delivered at all points delivering gas to Processor utilizing that field compressor.
ARTICLE XI
PRICE
     The price paid to Producer at the Delivery Point for 100% of the gas is shown in Paragraph 1) below.
     1) Processor shall pay Producer an amount equal to forty percent (45%) of the “Current Actual Net Value” of that portion of all Plant Products saved and sold at Processor’s. Plant which are attributable to Producer’s gas purchased hereunder, plus an amount equal to seventy-five percent (75%) of the “Net Sales Proceeds Received for Residue Gas” attributable to Producer’s gas purchased hereunder that is in excess of Producer’s Return Volume, this compensation entitling Processor to use sufficient gas for Plant fuel free of additional cost.
     In the event that Processor acquires additional gas commitments from any party(s) equal to or greater than fifteen percent (15%) of the gross interests in the Production Units covered by this Agreement, the payment percentage applicable to Plant Products above shall be increased from forty-five percent (45%) to fifty percent (50%).
          (i) The “Current Actual Net Value” of each Plant Product shall, for each Accounting Period, be obtained by multiplying the “Current Weighted Average Net Sales Price” of the Plant Product by the number of gallons thereof produced and sold from Processor’s Plant by Processor.
          (ii) The “Current Weighted Average Net Sales Price” of each Plant Product shall be determined by dividing the total gallons of that Plant Product produced and sold during the Accounting Period into the “Net Proceeds F.O.B. Plant II received from sales of the Plant Products for each period by Processor.
          (iii) “Net Proceeds F.O.B. Plant II shall be the total gross proceeds received by Processor from the sale of each Plant Product during each Accounting Period, less any charges for tank car rental, taxes (excluding income, franchise and ad valorem taxes), pipeline transportation and fractionation costs and similar costs and expenses incurred or made in connection with the sale, transportation and delivery of such Plant Product.
          (iv) “Net Sales Proceeds Received for Residue Gas II means the total proceeds received by Processor, during each Accounting Period, from its residue gas purchaser (s), less any transportation, storage charges or third party fees assessed Processor and required for the disposition of residue gas.
     2) In Lieu of receiving payment for Residue Gas, Producer may receive its share of Residue gas in kind at a mutually agreeable point at or near Producer’s lease, for Producer’s use in the development of Producer’s leases committed hereunder. In such case that the total residue gas remaining from gas delivered by a Producing Unit covered hereunder is insufficient in quantity for the purposes of development and operation of said Producing Unit, Processor shall nevertheless deliver sufficient gas to said leases to meet Producer’s development and operating requirements. Such gas shall first be delivered from Producer’s share of available residue gas remaining from other Producing Units covered hereunder. If additional gas is required, Processor agrees to sell such gas to Producer at a price equal to the “Net Weighted Average Sales Price” for all residue gas sold at Processor’s Plant during the month such gas is required plus a fee equal to fifteen cents per MMBtu ($0.15/MMBtu). However, Processor shall not be obligated to provide a volume exceeding 30,000 MCF of gas sales to Producer each month.
     Processor shall deduct any gas sales made to Producer hereunder from payments otherwise due to Producer hereunder.
     3) For any gas delivered hereunder containing in excess of one quarter (1/4) grain of H2S per one hundred standard cubic feet (100 SCF) or in excess of three percent (3%) by volume CO2, Producer will be charged a base treating fee of $0.030 per MCF plus a variable fee of $0.056 per MCF for each mole percent of total acid gas content in excess of three percent (3%). Any fractional portion of a mole percent acid gas shall bear its proportionate share of the variable treating fee. The total treating fee above shall be adjusted from payments otherwise due Producer hereunder. Any fractional portion of a mole percent acid gas will bear its proportional part of the $0.056 variable treating fee. The treating fee indicated above shall be adjusted each month by multiplying a factor, the numerator of which shall be the most current Producer Price Index for Oil and Gas Field Service (SIC 138) as published by the U. S. Department of Labor and the denominator of which shall be said Price Index as published for the month in which gas was first delivered into Processor’s gathering system under this Gas Sales and Purchase Contract. Under no circumstances will the treating fee be less than the fee shown above. Processor shall deduct any and all treating fee due hereunder from payments otherwise due Producer hereunder.
     4) Subject to the conditions hereof, Producer, at this option, may take, in-kind, the applicable percentage specified in Paragraph 3 of this ARTICLE XI, above, of the liquid products which are attributable to Producer’s gas purchased hereunder in lieu of receiving that percentage of the “Current Actual Net Value” received for those Liquid Products. Provided, however, should Producer elect, Producer shall make its election by giving Processor at least sixty (60) days advance written notice of that election. Any election shall take effect at the expiration of any then existing Plant product sales contracts and shall be for a minimum period of one (1) year, unless the parties agree to the contrary. Any additional expenses incurred by virtue of Producer’s taking in-kind shall be paid by Producer. Should Producer elect to take in-kind, Producer shall only be entitled to utilize its proportionate part of Plant storage capacity; and, should Producer utilize more than its proportionate share of storage, Processor shall have the right, without notice to Producer, to dispose of the Plant Products utilizing more than Producer’s proportionate share of storage and remit to Producer the “Net Proceeds F.O.B. Plant” for those Plant Products. Further, should Producer elect to take in-kind, it shall not cease taking in-kind until it has first provided ninety (90) days advance written notice to Processor of its decision to cease taking in-kind and then Producer shall not be permitted to resume taking those Plant Products in-kind for a period of six (6) months following the date it ceased taking in-kind. Producer’s resumption of taking in-kind shall be subject to the notice requirements provided above.
ARTICLE XII
DRIP
     The Processor shall keep its Gathering System, reasonably clear of obstruction and the hydrocarbon liquids, “Drip”, collected in that System shall be owned by Processor.
ARTICLE XIII
TITLE
     1) Producer warrants title to all gas delivered to Processor and that it has good right to sell that gas to Processor. If the title to gas delivered by Producer hereunder is questioned or is involved in any legal action, Processor shall have the right to withhold payment, to the extent of the interest questioned or involved in legal action, during the pendency of the action or until title is freed from the question, or until Producer furnishes, or causes to be furnished, bond conditioned to save Processor harmless from all claims arising out of the question or action, with surety acceptable to the Processor.
     2) Notwithstanding anything in this Contract to the contrary, it is agreed and understood that Processor shall not .be required to disburse any payments due for gas sold hereunder until Producer furnishes Processor with a division order executed by Producer, based upon a title opinion prepared by an attorney on behalf of Producer and supplied to Processor at no expense to Processor which division order specifically describes Producer’s gross working interest in the gas sold hereunder, on a well by well basis, and specifically indemnifies Processor against and holds Processor harmless from any and all claims made by any party due to Processor’s disbursement of proceeds in accordance with that division order.
     3) Processor acknowledges that as of the date of this Contract Producer is in a pay status and that, absent a title dispute, no additional title option for currently producing properties is required.

ARTICLE XIV
ROYALTY AND TAXES
     Producer agrees to pay, or cause to be paid, all taxes and assessments lawfully levied and imposed upon Producer with respect to the gas delivered hereunder prior to its delivery to Processor. Processor agrees to pay, or cause to be paid, all taxes and assessments lawfully levied and imposed upon Processor with respect to the gas delivered hereunder after its receipt by Processor. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purpose of carrying out the provisions of this Contract.
ARTICLE XV
FORCE MAJEURE
     1) In the event that any party hereto is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Contract, other than the obligation to make payment of amounts due hereunder, upon that party’s giving notice and reasonable full particulars of the force majeure to the other party hereto within a reasonable time after the occurrences of the cause relied upon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during the continuance of the inability, and the cause of the force majeure, as far as possible, shall be remedied with all reasonable dispatch.
     2) The term “force majeure” means any cause, or condition not reasonably within the control of the party claiming suspension.
     3) The settlement of strikes, lockouts and other labor difficulty shall “be entirely within” the “discretion of the party having the difficulty. The above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by acceding to the demands of opponents therein when that is inadvisable in the discretion of the party having the difficulty.
ARTICLE XVI
UNPROFITABLE GAS
     In the event the purchase of gas from any well(s) from Producers Lease(s), for any reason, becomes unprofitable in Processor’s sole judgment, Processor shall have the right to refuse to take or cease taking the gas so long as such condition exists and no payment will be due hereunder. It is further provided that if, at any time, the purchase of gas from all sources available to. Processor, or if any cause beyond its control shall render the operation of its Plant unprofitable, in Processor’s sole judgment, Processor may cancel this Contract by giving thirty (30) days written notice to Producer.

ARTICLE XVII
MAXIMUM QUANTITIES
     During periods when gas production from all the properties connected to Processor’s Plant exceeds the capacity of Processor’s Plant, Processor shall only be obligated to take ratably as to quantity from all lands connected to Processor’s Plant. It will be Processor’s intent to expand its Plant to accommodate larger rates within economic limits.
ARTICLE XVIII
INDEMNITY
     Producer shall indemnify and hold Processor harmless against any claims for damages growing out of Producer’s operations prior to delivery of the gas hereunder. Processor shall indemnify and hold Producer harmless against any claims for damages growing out of Processor’s operations after delivery of the gas hereunder.
ARTICLE XIX
RULES AND REGULATIONS
     This Contract shall be subject to all valid laws, orders, rules and regulations, both present and future, of any duly constituted State or Federal authority having jurisdiction of the production, transportation, purchase, sale or resale of gas, and any and all failures of Producer to deliver, and of Processor to and of Processor to receive gas hereunder, caused by those laws, orders, rules and regulations, shall be deemed excused under the provisions of ARTICLE XV, FORCE MAJEURE, hereof.
ARTICLE XX
TERM
     Unless otherwise terminated as provided above, this Contract shall be effective as of the date and year first above written and shall remain in full force and effect for the life of the oil and gas lease(s) or Producer or any extension or renewal thereof.
ARTICLE XXI
ASSIGNMENT
     This Contract shall extend to and be binding upon the parties hereto, their heirs, administrators, successors and assigns, but no transfer of or succession to the interest of either party hereunder, wholly or partially, shall affect or bind the other party until it shall have been furnished with a copy of the executed instrument effecting such transfer of interest.

ARTICLE XXII
UNIFORM DELIVERIES
     The parties hereto recognize the desirability of maintaining a uniform rate of flow of gas to the Plant and Producer agrees to use its best efforts to regulate its producing schedule so that gas shall be made available to the Plant from Producer’s property at as uniform rate of flow as is practicable.
ARTICLE XXIII
NOTICES
     Except as herein otherwise provided, all notices, reports, payments and other communications hereunder shall be deemed to have been properly given or delivered when delivered personally or when sent by mail, with all postage or charges prepaid, and addressed to the parties respectively, as follows:

PRODUCER:	RIMOFFSHORE, INC.
5 Inverness Drive East
Englewood, Colorado 80112

PROCESSOR:	WESTERN GAS RESOURCES, INC.
12200 N. Pecos Street, Suite 230
Denver, Colorado 80234
Contract Administration
The date of service by mail shall be the date on which the written notice or other communication is deposited in the United States Post Office, addressed as provided above. Each party shall have the right to change its address by notifying the other party in writing.
ARTICLE XXIV
BILLING AND PAYMENT
     1) After delivery of gas has commenced, Processor shall, on or before the last day of each Month, render to Producer a statement showing the quantity of gas delivered during the preceding Month and any adjustments made by Processor. Processor shall make payment to Producer for the amount due for all such gas on or before the last day of each Month, for gas purchased the preceding Month. Processor, at its election, may deduct from its payment to Producer undisputed sums, if any, due by Producer to Processor under the terms of this Contract.
     2) Each party hereto shall have, at its expense, the right at all times to examine the books and records of the other party during normal working hours upon thirty (30) days notice, to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made upon or pursuant to this Contract. However, neither party shall audit the other more frequently than once each calendar year. Each party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry. Any statement shall be final as to both parties unless questioned within two (2) years after payment thereof has been made.

ARTICLE XXV
PRODUCER’S REPRESENTATIVE
     Producer hereby appoints RIM OPERATING, INC. the Operator of the wells drilled or to be drilled upon the Leases committed hereunder and in which Producer owns an interest, as its Representative with respect to all matters under this Agreement, including but not limited to the following:
1.	To give and receive all notices;

2.	To receive all payments;

3.	To make and witness any tests to be made of the gas and measuring equipment and adjustments to such equipment;

4.	To obtain, execute and, deliver to Processor such division order title opinions and division orders as may be required by Processor hereunder; and

5.	To comply with the requirements, rules and regulations of any duly constituted authority having jurisdiction.
Processor may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by said Representative on behalf of Producer as fully and with the same effect as though Producer had done, performed, made or executed the same. Producer may change its Representative designated above, or designate a new Representative from time to time by delivery of written notice of change and designation of Representative to Processor, provided that any such new Representative shall be the same Producer as designated by all such Producers. The Representative so designated shall have and may exercise all power and authority therein granted with like effect as though names as such representative herein in the first instance.
ARTICLE XXVI
NON-WAIVER
     The failure of either party at any time to exercise any right or to require performance by the other party of any provision hereof shall in no way affect the right of such party thereafter to enforce the same, nor shall the waiver by either party hereto of any breach of any provision hereof by the other party be a waiver of any other breach of such provision, or as a waiver of the provision itself.

ARTICLE XXVII
MERGER
     This Contract constitutes the entire agreement between the parties hereto and supersedes all prior agreements and negotiations, whether oral or written, pertaining to the subject matter hereof. All amendments and modifications to this Contract shall be in writing and shall be executed by duly authorized representative of both parties.
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     IN WITNESS WHEREOF, this Contract may be executed in any number of counterparts, each of which shall be considered an original. Execution of this Contract by any of those included in the title Producer shall be binding on him when accepted by Processor whether or not all included in the title Producer execute the same.

ATTEST:		PRODUCER:
RIM OFFSHORE, INC.

By: Name:	/s/ Robert L Vesco Robert L. Vesco	By: Name:	/s/ Stephen W Rector Stephen W. Rector
Title:	Secretary	Title:	President

STATE OF Colorado	)

COUNTY OF Arapahoe	)
     The foregoing instrument was acknowledged before me this 27th day of March, 1995, by Rita A Schmisek in the capacity therein stated.

Witness my hand and official seal.
My commission expires:	2/17/99 /s/ Rita A Schmisek Notary Public

ATTEST:		PROCESSOR:
WESTERN GAS RESOURCES, INC.

By:	/s/ John C. Walter	By:	/s/ Edward Aabak
Name:	John C. Walter		Edward A. Aabak
	Secretary		V.P. Rocky Mountain Region

STATE OF COLORADO	)
)
COUNTY OF Adams	)
     The foregoing instrument was acknowledged before me this 12th day of April, 1995, by Edward A. Aabak in the capacity therein stated.

Witness my hand and official seal.
My commission expires:	8/23/1998 /s/ Elizabeth C. Frye 12000 N. Pecos Street, Suite 230
Denver, CO 80234

EXHIBIT “A”
to
GAS SALES AND PURCHASE CONTRACT
between
RIM OPERATING, INC.
“Producer”
and
WESTERN GAS RESOURCES, INC.
“Processor”
DATED: April 12, 1995
WELLS DEDICATED TO THIS CONTRACT
ALL PRODUCER’S INTEREST IN ACREAGE AND WELLS WITHIN THE CENTRAL
HILIGHT UNIT, JAYSON UNIT, SOUTH HIGHLIGHT UNIT, AND GRADY UNIT,
CAMPBELL COUNTY, WYOMING.